FOR IMMEDIATE RELEASE:	April 19, 2006
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM
AETRIUM REPORTS PROFITABLE FIRST QUARTER ON 34%
SEQUENTIAL REVENUE GROWTH
St. Paul, Minn (4/19/06)—Aetrium Incorporated (Nasdaq:ATRM) today announced results for its first quarter ended March 31, 2006. Revenue for the first quarter of 2006 was $7,487,000, up 34% sequentially from revenue of $5,596,000 for the fourth quarter of 2005, and up 87% from revenue of $4,002,000 for the first quarter of 2005. Net income for the first quarter of 2006 was $476,000, or $.05 per diluted share. Net loss for the first quarter of 2005 was $268,000, or $.03 per share.
“Favorable conditions continued for the semiconductor equipment industry through the first quarter of 2006, as semiconductor sales remained near record levels, semiconductor inventories remained in check, and semiconductor production capacity utilization rates remained very high, particularly in the test and assembly segment of the semiconductor industry,” said Joseph C. Levesque, president and chief executive officer. “We were able to capitalize on these conditions with the result being our second consecutive quarter of strong revenue growth and stronger order activity as our backlog position grew over the quarter. Our newest products configured for newer generation integrated circuit (IC) packages and wafer processes continued to lead the way. These are the areas that we believe have the fastest growth and highest capacity utilization, and they continue to be the focus of our marketing and product development strategies.”
“We also generated a $1.8 million increase to our cash position in the first quarter, including $1.3 million in cash flow from operations,” Mr. Levesque added. “We are also pleased to report our $.05 per share profit for this quarter, and we expect continued improvement to our gross margins and profitability over the next few quarters as our cost reduction initiatives for materials and international distribution costs are fully implemented.”

“Industry forecasters project that the current favorable conditions will continue throughout 2006,” Mr. Levesque continued, “and we expect materially higher revenue and profitability in the second quarter of 2006. We continue to believe that our strategy of developing products for the most compelling requirements of the largest and fastest growing IC segments have positioned us to out pace our peers in these industry recovery conditions.”
Certain matters in this news release are forward-looking statements which are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, adverse domestic or global economic conditions, slowing growth in the demand for semiconductor devices, the volatility and cyclicality of the microelectronics industry, changes in the rates of capital expenditures by semiconductor manufacturers, progress of product development programs, unanticipated costs associated with the integration or restructuring of operations, and other risk factors set forth in the company’s SEC filings, including its Form 10-K for the year ended Dec. 31, 2005.
Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test ICs and other electronic components. The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes. Aetrium has manufacturing facilities in North St. Paul, Minnesota and Dallas, Texas. Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM. More information about Aetrium is available on the internet at www.Aetrium.com.

Aetrium Incorporated
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months ended March 31,
	2006	2005
Net sales	$7,487	$4,002
Cost of goods sold	3,835	1,831

Gross profit	3,652	2,171

Gross profit percent	48.8%	54.2%

Operating expenses:
Selling, general and administrative	2,135	1,767
Research and development	1,073	697

Total operating expenses	3,208	2,464

Income (loss) from operations	444	(293)
Interest income, net	39	25

Income (loss) before income taxes	483	(268)
Income tax expense	7	—

Net income (loss)	$476	$(268)

Income (loss) per common share:
Basic	$0.05	$(0.03)
Diluted	0.05	$(0.03)

Weighted average common shares outstanding:
Basic	9,818	9,628
Diluted	10,560	9,628

Aetrium Incorporated
Consolidated Balance Sheets
(In Thousands)

	March 31,	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$5,914	$4,134
Accounts receivable, net	4,475	4,742
Inventories — operations	8,714	8,357
Inventories — shipped equipment subject to revenue deferral	1,756	435
Other current assets	132	80

Total current assets	20,991	17,748

Property and equipment, net	287	276

Identifiable intangible assets, net	231	343
Other assets	78	78

Total assets	$21,587	$18,445

Liabilities and shareholders’ equity:
Current liabilities:
Current portion of long-term debt	$35	$35
Trade accounts payable	2,410	1,651
Accrued liabilities	2,481	1,088

Total current liabilities	4,926	2,774

Long-term debt, less current portion	89	98

Shareholders’ equity	16,572	15,573

Total liabilities and shareholders’ equity	$21,587	$18,445